JUPITERMEDIA'S RESPONSE TO RECENT MARKET ACTIVITY
AND PUBLISHED NEWS

(New York, NY - February 22, 2007) - Jupitermedia Corporation (Nasdaq: JUPM), made the following statement today:

While it is the long-standing company policy of Jupitermedia Corporation not to confirm or deny market rumors, in response to articles that were published in the business press on February 21, 2007 and subsequent trading activity in Jupitermedia's stock, Jupitermedia confirms that it is currently in discussions with Getty Images, Inc. regarding a potential sale of the company to Getty Images in a cash transaction that would be valued at $9.60 per share. Any potential transaction would be subject to the negotiation and execution of a definitive agreement and other related agreements on terms acceptable to Getty Images and Jupitermedia. Getty Images' proposed acquisition is also conditioned on the JupiterWeb business and related assets being sold to a third party concurrently with the consummation of the transaction. In this regard, Alan M. Meckler, Chairman and Chief Executive Officer of Jupitermedia, has indicated a willingness to acquire such assets at a price that Getty Images has indicated would be acceptable to it, in the event no third party bidder offers to purchase the JupiterWeb business and related assets at a higher price prior to the closing of the proposed acquisition of Jupitermedia by Getty Images. The foregoing transactions would be subject to the approval by the Board of Directors of Getty Images, a special committee comprised of independent members of the Board of Directors of Jupitermedia as well as by the Board of Directors of Jupitermedia as a whole.

The foregoing discussions are ongoing, and may result in the execution of a definitive agreement for the sale of Jupitermedia. However, in order to accomplish that, the parties must first agree to all material terms of the proposed transaction, and there can be no assurance that a potential sale transaction will take place, or that if a potential sale transaction were to take place, it would take place at the price currently being discussed between Jupitermedia and Getty Images. Given the uncertain and evolving nature of the discussions, Jupitermedia does not plan to update the market with any further information on this or any other potential sale transaction unless, and until such time as, the parties have reached and executed a definitive agreement or either party determines that it is unable or unwilling to proceed with a transaction.

About Jupitermedia Corporation

Jupitermedia Corporation (Nasdaq: JUPM, http://www.jupitermedia.com), headquartered in Darien, CT, is a leading global provider of images, original information and events for information technology, business and creative professionals. Jupitermedia includes Jupiterimages, one of the leading images companies in the world with over 7.0 million images online serving creative professionals with brands like BananaStock, Workbook Stock, Brand X Pictures, FoodPix, Botanica, Nonstock, The Beauty Archive, IFA Bilderteam, Comstock Images, Creatas Images, PictureQuest, Liquid Library, Thinkstock Images, Thinkstock Footage, Bigshot Media, Goodshoot, ITStockFree, Stock Image, Pixland, Photos.com, Ablestock.com, PhotoObjects.net,


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Clipart.com, FlashFoundry.com, AnimationFactory.com, RoyaltyFreeMusic.com,
StudioCutz.com, JupiterGreetings.com and Stockxpert.com. The media segment of Jupitermedia consists of the internet.com online division, which operates four distinct networks: internet.com and EarthWeb.com for IT and business professionals; DevX.com for developers; and Graphics.com for creative professionals. The internet.com online division includes more than 150 Web sites and over 150 e-mail newsletters that are viewed by over 20 million users and generate over 400 million page views monthly. In addition, the media segment includes internet.com events, which produces offline conferences and trade shows focused on IT and business-specific topics including ISPCON, INBOX, bITa USA and Web Video Summit.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which Jupitermedia competes; the unpredictability of Jupitermedia's future revenues, expenses, cash flows and stock price; Jupitermedia's ability to integrate acquired businesses, products and personnel into its existing businesses; Jupitermedia's ability to protect its intellectual property; and Jupitermedia's dependence on a limited number of advertisers. For a more detailed discussion of such risks and uncertainties, refer to Jupitermedia's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Jupitermedia assumes no obligation to update the forward-looking statements after the date hereof.

CONTACT:
Michael DeMilt
VP of Marketing
212-547-7938
press@jupitermedia.com
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All current Jupitermedia press releases can be found online at
www.jupitermedia.com/corporate/press.html
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